Exhibit 99.1

Trex Company Reports on Electrical Fire at Winchester, Va. Facility and

Provides First Quarter Production and Capacity Expansion Update

No Injuries Thanks to Safety Measures and Rapid Response

Guiding First Quarter Revenue to the Low End of Range at Approximately $235 Million

Ramp-up of New Virginia Capacity Ahead of Schedule

WINCHESTER, Va., March 22, 2021 —Trex Company, Inc. (NYSE:TREX), the world’s #1 brand of composite decking and railing and leader in high-performance, low-maintenance and eco-friendly outdoor living products and a leading national provider of custom-engineered commercial railing systems, reports on the impact of a recent fire and provides a first quarter production and capacity expansion update.

“Thanks to extensive safety training and fast action by our employees and area firefighters, we are pleased to report that no one was injured in the electrical fire that occurred recently at one of the manufacturing buildings in our Winchester, Virginia complex. We are grateful to everyone who contributed to quickly extinguishing the fire and ensuring safety,” said Bryan Fairbanks, President and CEO of Trex.

“We anticipate minimal impact on our overall business as a result of this incident. Based on the projected production loss, we expect our first quarter revenue will be on the lower end of the guidance provided in February at approximately $235 million, with production volume loss expected to be recovered during the second quarter,” stated Mr. Fairbanks.

Damage to the building’s electrical systems is being addressed with repairs expected to run through the end of March. During this time, production will continue as normal at the company’s other manufacturing facilities in both Virginia and Nevada. Additionally, the company’s capacity expansion continues to advance at its Virginia site where Trex recently opened a new state-of-the-art manufacturing facility dedicated to producing Trex decking.

“Our success with the startup of lines in our new building is providing incremental capacity faster than planned, enabling us to make up the lost production. All of the lines in the new building are expected to be fully operational approximately 30 days ahead of our announced end of second quarter target. Given continued robust end market demand, increasing our capacity has been a key part of our near- and long-term growth strategy and I am pleased at how the Trex team has executed on this expansion program,” commented Mr. Fairbanks.

In addition to the new Virginia facility, Trex also recently improved production capabilities and capacity at its manufacturing site in Nevada, where new lines were installed and commenced production in June of last year. Combined, the company will have four independent decking production facilities that will empower Trex – already the world’s largest manufacturer of high-performance, wood-alternative decking – to increase production capacity by approximately 70% compared to 2019 levels.

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About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing, with more than 30 years of product experience. The #1 brand in outdoor living is proud to be named to Fortune magazine’s 2020 list of the world’s 100 Fastest-Growing Companies and to Forbes’ 2021 List of America’s Best Mid-Size Companies. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit trex.com. You also can follow Trex on Twitter (@Trex_Company), Instagram (@trexcompany) Pinterest (trexcompany), or Houzz (trex-company-inc), “like” Trex on Facebook, or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

Contact:	Dennis Schemm
Senior Vice President and CFO
540-542-6300

Lynn Morgen/Viktoriia Nakhla
AdvisIRy Partners
212-750-5800